Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE, dated as of October 19, 2010 (this “Supplemental Indenture”), is entered into by and among Valassis Communications, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), VC Holdings, LLC, a Michigan limited liability company (the “New Subsidiary Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”) under the Indenture referred to below. Capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to such terms in the Indenture (as hereinafter defined). The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

W I T N E S S E T H:

WHEREAS, the Company, the existing Guarantors and the Trustee have heretofore become parties to an indenture (as amended, supplemented, waived or otherwise modified, the “Indenture”), dated as of March 2, 2007, providing for the issuance of the Company’s 8 1/4% Senior Notes due 2015 (the “Notes”);

WHEREAS, Section 4.16 of the Indenture provides that if the Company or any of its Restricted Subsidiaries shall organize, acquire, or otherwise invest in another Domestic Restricted Subsidiary (other than an Immaterial Subsidiary), then such Domestic Restricted Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture;

WHEREAS, the New Subsidiary Guarantor desires to enter into this Supplemental Indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such New Subsidiary Guarantor are dependent on the financial performance and condition of the Company and on such New Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the New Credit Agreement, as amended; and

WHEREAS, pursuant to Section 9.01(e) of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor, the Company and the Trustee mutually covenant and agree for the benefit of the Holders as follows:

1. Agreement to Guarantee. The New Subsidiary Guarantor hereby agrees, jointly and severally with all existing Guarantors, fully, unconditionally and irrevocably, to guarantee the Company’s obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.

2. Termination, Release and Discharge. The New Subsidiary Guarantor’s Guarantee shall terminate and be of no further force or effect, and the New Subsidiary Guarantor shall be released and discharged from all obligations in respect of its Guarantee, as and when provided in Article 11 of the Indenture.

3. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the New Subsidiary Guarantor’s Guarantee or any provision contained herein or in Article 11 of the Indenture.

4. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Upon execution hereof by the Company, the New Subsidiary Guarantor and the Trustee, this Supplemental Indenture shall become effective. The provisions set forth in this Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Supplemental Indenture. The Indenture shall remain in full force and effect as modified by this Supplemental Indenture.

6. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, and by the different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

7. Headings. The headings used herein have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture be duly executed as of the date first above written.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Robert L. Recchia
	Name:	Robert L. Recchia
	Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

VC HOLDINGS, LLC, a Michigan limited liability company

By:	/s/ Todd L. Wiseley
Name:		Todd L. Wiseley
Title:		Secretary